ALEXANDER & BALDWIN, INC.

                                  Resolutions of the
                                  Board of Directors
                                  February 22, 2001
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                                Amendments to A&B Bylaws
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RESOLVED, that the Revised Bylaws of the Corporation, as amended effective
June 25, 1998 (the "Bylaws") be, and they hereby are, amended effective as of this date as follows:

1.	Article III of the Bylaws is amended by adding the following new
     Section 11:

         "SECTION 11.  Limitations on Number of Directors.  The only limitation
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         on the power and authority of the Board of Directors to determine the number of directors is that there shall be not less than five directors. There shall be no other limitations, whether numerical, based on percentage increase or decrease in the number of directors, or otherwise, on the power and authority of the Board of Directors to determine the number of directors."

2.	Section 5 of Article IV of the Bylaws (captioned "The Secretary") is amended by replacing the first sentence thereof with the following sentence:

         "The Secretary shall attend all meetings of the stockholders, the Board of Directors, and, if created, the Executive Committee, and shall have responsibility for preparation and custody of the minutes of such meetings and for authenticating records of the Corporation."

3.	Section 6 of Article VII of the Bylaws (captioned "Stock Rights and
     Options") is amended by adding the following sentence between the second and third sentences thereof:

         "The documents evidencing such rights or options may include conditions on the exercise of such rights or options, including conditions that preclude the holder or holders, including any subsequent transferees, of at least a specified percentage of the common stock of the Corporation from exercising such rights or options."

4.	Article VII of the Bylaws is amended by adding the following new
     Section 8:

         "SECTION 8.  Voting Record.  The officer or agent having charge of the
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         Corporation's stock transfer books shall make a complete record of the stockholders entitled to vote at any meeting of stockholders or adjournment thereof, in accordance with the provisions of Section 415-31, Hawaii Revised Statutes. Such record shall be produced and kept open at the time and place of the stockholders' meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting for the purposes thereof, and such record shall not be produced and kept open for such inspection at any other time and place, or for copying at any time and place, except in either case as may be required pursuant to Section 415-52, Hawaii Revised Statutes."

FURTHER RESOLVED, that the Chairman of the Board, the President, any Vice President, and the Secretary or any Assistant Secretary of this Corporation be, and they hereby are, authorized and empowered for and on behalf of this Corporation to execute, seal with the corporate seal and deliver such restatements, certifications and other documents and to take any and all other actions as may, in the discretion of the officers so acting, be deemed necessary, appropriate or desirable to effectuate the Bylaw amendments authorized by the foregoing resolution.



Prepared by A&B Law Department